Exhibit 99.1

Contacts:

For Polaroid Holding Company	For Petters Group Worldwide
Skip Colcord	Mary Pernula
(781) 386-6624	(952) 974-8208
colcors@polaroid.com	mary.pernula@pettersgroup.com

POLAROID AND PETTERS GROUP WORLDWIDE

SIGN DEFINITIVE MERGER AGREEMENT

— Transaction Will Drive Global Growth of Polaroid Branded Products

in Imaging and Consumer Electronics —

— Shareholders of Polaroid Holding Company Common Stock

to Receive $12.08 Per Share in Transaction Valued at $426 Million —

— One Equity Partners Agrees to Vote its Shares in Favor of Transaction —

WALTHAM, Mass., and MINNEAPOLIS, Minn. – January 7, 2005 – Polaroid Holding Company (OTC: POHC) and Petters Group Worldwide today announced that they have reached an agreement for Petters, through an affiliate, to acquire Polaroid, by merger, for $12.08 per share in cash. The total value of the transaction is approximately $426 million.  Following the merger, Polaroid will become a wholly owned subsidiary of Petters and Polaroid Holding Company will no longer be a publicly traded company.  Polaroid’s Board of Directors unanimously approved the merger agreement.  In connection with the transaction, JPMorgan and Lehman Brothers delivered fairness opinions.

Petters and Polaroid believe that the transaction will enable privately held Petters to combine its fast-growing Consumer Brands business with Polaroid to create a global leader in imaging and consumer electronics.  The combined company will drive growth by building on the strength of Polaroid’s trusted global brand by introducing innovative new products for the digital age.  Further, the combined company will benefit from Petters’

— more —

ability to rapidly develop and deploy innovative consumer products and services. Since 2002, Petters, through an affiliate, has been a Polaroid licensee in North America for certain consumer electronics including DVD players and plasma, LCD and traditional televisions.

One Equity Partners LLC, a private equity affiliate of J.P. Morgan Chase & Co. (NYSE: JPM) and owner of approximately 53 percent of Polaroid Holding Company’s common stock, has entered into an agreement with Petters in which it has agreed to vote all its shares in favor of the merger.

The consummation of the transaction is subject to certain conditions customary for transactions of this type including the receipt of Polaroid shareholder approval and regulatory approvals.  The transaction is expected to be completed early in the second quarter of 2005.

Tom Petters, Chairman of Petters Group Worldwide, said, “Polaroid will become a strategic cornerstone along with our unique business model, and attention to our customers needs.  This will position us as a global leader in providing consumers with innovative imaging and consumer electronics products at an outstanding value.”

J. Michael Pocock, Polaroid’s President and Chief Executive Officer, said, “We are very pleased to enter into this agreement with our valued business partner, Petters Group Worldwide.  At a time when the worlds of photography, computing, telecom and consumer electronics are converging, this transaction will allow us to combine the strengths of our two companies to meet the emerging needs of consumers and our commercial customers and business partners.  The combined company will benefit from Polaroid’s widely known and trusted brand, loyal and trusted employees, world-class sales and service infrastructure, and our highly respected engineering and research and development capabilities, as well as Petters Group’s proven ability to rapidly develop and deploy innovative consumer products and services.”

Polaroid’s financial advisors for this transaction were JPMorgan and Lehman Brothers and its legal advisor was Dechert LLP.  Petters’ financial advisor was Houlihan Lokey Howard & Zukin and its legal advisor was Dorsey & Whitney LLP.

About Petters Group Worldwide

Petters Group Worldwide is a recognized leader in creating, developing and investing in companies that manufacture, procure and market merchandising solutions for key growth markets.  Petters’ core portfolio includes a growing list of retail and wholesale companies which include direct marketing companies uBid.com and Fingerhut Direct Marketing.  Petters’ entities represent operations in the United States, Europe, Latin America, China, Japan and Mexico.  For additional information visit www.pettersgroup.com.

Petters Consumer Brands, a wholly owned independent operating company of Petters Group Worldwide, creates partnerships with global manufacturers to develop products and brand extensions for distribution through retail, Internet, catalog, and specialty channels.  Petters Consumer Brands produces quality merchandise of exceptional value featuring the latest trends and technology.

About Polaroid

Polaroid designs, develops, manufactures and markets instant and digital imaging products and related products.  Polaroid’s principal products are instant cameras and instant film, which are marketed worldwide.  In addition to its principal products, Polaroid designs, develops, manufactures and/or markets photographic hardware accessories for the instant photography market.  Polaroid’s other products and services consist of eyewear, principally sunglasses, and secure identification systems for commercial applications. Polaroid also performs contract manufacturing for and licenses its brand and technology to third parties.  For more information on Polaroid products and how to purchase them, visit the Polaroid Web site at www.polaroid.com.

NOTICE TO INVESTORS

The merger described in this announcement has not been consummated. Polaroid Holding Company will file an 8-K and a proxy statement with the Securities and Exchange Commission (SEC), and distribute the proxy statement to investors when approved by the SEC. The proxy statement will contain important information that should be read carefully before any decision is made with respect to the merger. Those materials will be made available to Polaroid Holding Company’s security holders at no expense to them prior to a shareholders meeting that will be called to vote on the merger. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site (www.sec.gov) and on Polaroid’s web site (www.polaroid.com).

PARTICIPANTS IN THE SOLICITATION

Polaroid, Petters, OEP and certain of its affiliates, and Polaroid’s directors and executive officers, may be deemed to be participants in the solicitation of proxies from the Polaroid stockholders in favor of the transaction.  Information concerning persons who may be deemed participants in the solicitation of Polaroid stockholders under the rules of the SEC is set forth in public filings filed by Polaroid with the SEC and will be set forth in the proxy statement when it is filed with the SEC.

FORWARD-LOOKING STATEMENTS

Some statements in this announcement may be forward looking in nature, or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “should”, “plan”, “seek”, “goal”, “outlook”, “target”, “intend”, “will”, “estimate” and “potential” among others. Actual results may differ materially from those projected in or implied by any forward-looking statement as a result of a wide variety of factors, which include, but are not limited to those set forth in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of Polaroid’s Annual Report for the fiscal year ended December 31, 2003 filed with the SEC on Form 10-K on April 14, 2004. Polaroid assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

“Polaroid” is a registered trademark of Polaroid Corporation, Waltham, MA 02451.